Exhibit 10(S)

Severance Pay Plan for Executives
of Carpenter Technology Corporation
As amended and restated effective June 14, 2016
Carpenter Technology Corporation, a Delaware corporation (the “Employer”), hereby adopts the Carpenter Technology Corporation Severance Pay Plan for Executives (the “Plan”) for the benefit of certain of its executives on the following terms and conditions:
The Plan, as set forth herein, provides consideration that is intended to assist with the transition period which may be experienced by executives of the Employer covered by the Plan in the event of a termination of employment under the enumerated circumstances in return for the executive’s execution of a valid and binding release (that is not subsequently revoked, rescinded, invalidated or challenged in any way), that releases the Employer from any and all legal or equitable claims related to the executive’s employment, or termination of employment, with the Employer, notwithstanding any indemnification agreements that were in effect indemnifying the executives during their employment with the Employer.
This Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Employer and any Employee, any beneficiary, or any other person.
Article I

Definitions

In the Plan the singular includes the plural, use of the masculine pronoun includes the feminine pronoun, and initially capitalized words shall have the following meanings unless the context clearly indicates otherwise. The use of any definition given to terms within this Plan shall be strictly limited to the interpretation of this Plan and shall in no way modify definitions of those same terms established elsewhere under law or contract.
Section 1.01. Base Salary. The total annual base salary payable to such Employee at the rate in effect on the Date of Termination. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code § 401(k), (b) to a cafeteria plan under Code § 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.
Section 1.02. Cause. Any termination of an Employee’s employment with an Employer which results from:
(i)    Employee’s conviction of a crime involving moral turpitude;

(ii)    Employee becoming incapable of performing the duties of his employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;
(iii)    conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;
(iv)    intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;
(v)    intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;
(vi)    intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;
(vii)    conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness);
(viii)    Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or
(ix)    conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse effect upon Employer’s interests, as determined by Employer.
Section 1.03. Code. The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
Section 1.04. Date of Termination. The Date of Termination shall be the date on which a Termination occurs.
Section 1.05. Employee. A full-time salaried employee of an Employer who is a United States resident, except a person (1) who has an individual employment or severance agreement which is then currently effective with an Employer, (2) is covered by a statutory severance entitlement, or (3) is a member of a bargaining unit.
Section 1.06. Employer. Employer means Carpenter Technology Corporation.
Section 1.07. Good Reason. An Employee’s voluntary Termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

(i)    a material diminution in the Employee’s Base Salary;
(ii)    a material permanent diminution in the Employee’s authority, duties, or responsibilities;
(iii)    a material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his current principal place of work; or
(iv)    any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer; and within thirty (30) days following the initial existence of a condition described in subsections (a) through (d) above, the Employee must provide notice to the Employer of the existence of the condition, and the Employer must fail to remedy the condition within thirty (30) days of receipt of such notice.
Section 1.08. Severed Employee. An Employee who has experienced a Termination.
Section 1.09. Termination. An Employee’s termination of employment with the Employer, as described in Treas. Reg. § 1.409A-1(h); provided, however, that a Termination shall include only an involuntary discontinuance of the Employee’s employment without Cause as a result of the independent exercise of the unilateral authority of the Employer, as described in Treas. Reg. § 1.409A-1(n)(1), or a voluntary separation from service for Good Reason.
ARTICLE II

Eligibility and Participation
Section 2.01. Eligibility. An Employee shall be eligible to participate in the Plan if the Employee is:
(i)    an Employee of the Employer at a Pay Grade Level identified on the attached Schedule A on the Date of Termination; and
(ii)    a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).
Section 2.02. Participation. An Employee who is eligible under Section 2.01 shall become a participant as of the date the Employee becomes eligible to participate under Section 2.01.
Section 2.03. Duration of Participation. A Severed Employee shall cease to participate in the Plan on the date the Severed Employee is no longer entitled to a benefit under this Plan.

ARTICLE III

Benefits
Section 3.01. Amount of Severance Benefit. Each Severed Employee shall be entitled, upon Termination and the execution of all required waivers, to a severance benefit calculated in accordance with Schedule A (attached hereto).
Section 3.02. Payment of Severance Benefit. A Severed Employee shall receive his severance benefit following the Severed Employee’s execution of all required and appropriate releases and waivers, to be paid, at the Employer’s discretion, to the extent the severance benefit does not exceed the amount of the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii) (the “Separation Pay Exception”), either in a lump sum payment or in normal payroll installments over the applicable period, beginning as soon as practicable but no later than sixty (60) days following his Date of Termination. To the maximum extent permitted under Code § 409A, the severance benefits payable under this Plan are intended to comply with the Separation Pay Exception; provided, however, that any portion of the severance benefits that exceeds the dollar limitation for the Separation Pay Exception in effect on the Date of Termination shall be paid in a single lump sum payment no later than two and one half (2 ½) months following the Date of Termination in a manner that is intended to comply with the “short-term deferral exception” under Treas. Reg. § 1.409A-1(b)(4).
Section 3.03. Mitigation and Offset. An Employee shall not be required to mitigate the amount of any payment provided for in this Article by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article be reduced by any compensation earned by the Employee as the result of employment by another employer.
Section 3.04. Medical and Prescription Coverage. If the Severed Employee is eligible for continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall provide a lump sum taxable payment to the Employee equal to the cost (including the Employer and Employee portion) of such continuation coverage for the period the Severed Employee is eligible to receive Base Salary continuation payments pursuant to Schedule A, reduced by applicable taxes. This payment will be made no later than two and one-half (2 ½) months following the Date of Termination.
Section 3.05. Cash-Incentive Plan Benefits. Subject to the execution of all required waivers, and unless otherwise determined by the Committee, a prorated portion of benefits under the Executive Bonus Compensation Plan of Carpenter Technology Corporation, as amended from time to time (the “Cash-Incentive Plan”) for the fiscal year of the Date of Termination shall be paid at the time such benefits would have been paid had no Termination occurred, but in no event later than two and one-half months (2 ½ months) after the later of the end of the calendar year that includes the Date of Termination or the end of the Company’s fiscal year that includes the Date of Termination. The prorated portion shall be equal to the amount of such benefits multiplied by a fraction the numerator of which is the number of full and partial pay periods elapsed in the “Performance Period” (as defined in the Cash-Incentive Plan) prior to Termination and the denominator of which is the number of total pay periods in such “Performance Period.”

Section 3.06. Outstanding Equity RSUs. The Severed Employee shall forfeit all unvested shares or units (“Equity Awards”) outstanding under the Stock-Based Incentive Compensation Plan for Officers and Key Employees (“Equity Incentive Plan”) as of the Date of Termination. Notwithstanding the preceding, the Employer’s Board of Directors may, in its sole discretion, provide that the Severed Employee’s right to the outstanding Equity Awards shall become 100% fully vested, and nonforfeitable as of the Date of Termination provided:
(i)    such accelerated vesting does not accelerate or alter the time and form of payment of any Equity Award that is subject to the application of Code § 409A, or
(ii)    the payment of any Equity Award that is not subject to the application of Code § 409A shall be made no later than two and one half (2 ½) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Equity Incentive Plan fiscal year that includes the Date of Termination.
Section 3.07. Options. All vested options granted to the Severed Employee that remain outstanding as of the Date of Termination shall become nonforfeitable. The Severed Employee may exercise such options for a period of three (3) months after the Date of Termination (but in no event later than the expiration date of the option under the terms of the option’s grant). To the extent that the Severed Employee does not exercise the options within the time specified herein, the options shall terminate.
Section 3.08. Outplacement Services. If requested by Severed Employee, Employer shall provide Severed Employee with reasonable outplacement counseling and services through an outplacement specialty firm designated by Employer at the Employer’s expense. Severed Employee may utilize the outplacement services until the earlier of (i) Severed Employee’s obtainment of other employment (full-time or part-time), or (ii) the expiration of the number of months identified on the attached Schedule A from the date Severed Employee begins utilizing the outplacement services.
Section 3.09. Reimbursements or In-Kind Benefits. Any reimbursements or in-kind benefits provided under this Plan that are subject to Code § 409A shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE IV

Amendment and Termination
Section 4.01. Amendment and Termination. The Compensation Committee of the Employer’s Board of Directors may amend or terminate this Plan at any time.
ARTICLE V

Non-competition Covenant
Section 5.01. Employee’s Promises. Employee agrees to comply fully with any written agreement between the Employer and the Employee which provides for post-termination of employment restrictions against solicitation or competition; provided, however, that if no such agreement exists, the Employee shall not for a minimum period of six (6) months after termination of employment by Employer, either himself or together with other persons, (a) either directly or indirectly, solicit or divert to any Competing Business, as defined below, any individual or entity that is a customer or prospective customer of Employer or its subsidiaries or affiliates, or was such a customer or prospective customer at any time during the 18 months prior to the date of Employee’s termination of employment with Employer; (b) either directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, or use or permit Employee’s name to be used in connection with, any Competing Business or any other entity which would require Employee’s use of confidential information even though such entity may not be a Competing Business; provided, however, that nothing herein shall prevent Employee from investing in the securities of any company listed on a national securities exchange, provided that Employee’s involvement with any such company is solely that of a stockholder of 5% or less of any class of the outstanding securities thereof; (c) induce, offer, assist, encourage or suggest (i) that another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of Employer, or any individual who acted as an employee, agent or representative of Employer in the previous six months; or (ii) that any employee, agent or representative of Employer (or individual who acted as an employee, agent or representative of Employer in the previous six months) terminate his or her employment or business affiliation with Employer; or (d) hire or, directly or indirectly, participate in the hiring of any employee of Employer or any person who was an employee of Employer in the previous six months, by any business, enterprise or employer.
The term “Competing Business” as used herein shall mean any business or enterprise that is engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, metal powders or metal fabricated parts or components similar to or competitive with those manufactured by Carpenter

Section 5.02. Remedies. Employee acknowledges and agrees that in the event that Employee breaches any of the covenants in this Article V, the Employer will suffer immediate and irreparable harm and injury for which the Employer will have no adequate remedy at law. Accordingly, in the event that Employee breaches any of the covenants in Article V, the Employer shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Employer. In addition to the other remedies in this Article to which the Employer may be entitled, the Employer shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.
Section 5.03. Severability. The covenants in this Article are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.
ARTICLE VI

Miscellaneous
Section 6.01. Administration. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in the Compensation Committee of the Employer.
The Compensation Committee shall have complete discretionary authority to interpret this Plan and to determine all questions arising in the administration, construction and application of the Plan. The Compensation Committee’s discretionary authority includes, but is not limited to, determinations of all questions of fact relating to the eligibility of Employees for benefits under this Plan and the amount of such benefits to which an Employee may become entitled hereunder. It shall have complete discretion to correct any defect, supply any omission, reconcile any inconsistency or resolve any ambiguity in such manner and to such extent as it shall deem necessary to carry out the purpose of this Plan. The decision of the Compensation Committee upon all matters within the scope of its authority shall be final, conclusive and binding on all parties.
The Compensation Committee may appoint such agents, who need not be members of the Compensation Committee, as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Compensation Committee may deem expedient and appropriate.
The members of the Compensation Committee, including any Compensation Committee appointee or designee, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the Compensation Committee member’s conduct of a similar situation.

With respect to the exercise of authority hereunder, and to the extent not insured by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law and Employer policy, the Employer may indemnify and hold harmless each member of the Compensation Committee against any personal liability or expense incurred as a result of any act or omission in the capacity as a member of the Compensation Committee.
Section 6.02. Claims. An Employee who has not begun to receive benefits under this Plan and who believes he is entitled to benefits hereunder, or the Employee’s representative, must submit a claim to the Compensation Committee or its designee (the “Administrator”). A claim must be submitted in writing and in a manner acceptable to the Administrator. A claim will not be considered complete until the Administrator has received all documentation it has requested to verify the validity of the claim. If the claim is wholly or partially denied, the Administrator shall, within 90 days (or in special cases, and upon prior written notice to the claimant, 180 days) of receipt of the completed claim inform the claimant of the reason(s) for the denial, the specific reference to the Plan provisions on which the denial was based, any additional information that may be necessary to perfect the claim, and the procedure for appealing the denial of the claim.
Section 6.03. Appeals. The denial of any claim or application of the provisions of this Plan must be appealed to the Compensation Committee by the claimant within 60 days of notification of such denial. The claimant shall have a right to review all pertinent documents and submit comments in writing. Any appeal must include a written statement of the claimant’s position. Upon its receipt of the appeal the Compensation Committee shall schedule an opportunity for a full hearing of the issue and shall review and decide such appeal within 60 days (or in special cases, and upon prior written notice to the claimant, 120 days) of receipt of such appeal. Its decision shall be promptly communicated in writing to the claimant.
Section 6.04. Legal Action. An Employee or any person claiming rights through the Employee must complete the above claims and appeal procedures as a mandatory precondition to any legal or equitable action in connection with this Plan, and such legal or equitable action must be filed within 120 days of the receipt of a final decision regarding the appeal or, if later, within one year of the Termination (or alleged Termination) of the Employee, or benefits under this Plan will be irrevocably barred.
Section 6.05. Nonalienation of Benefits. None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor of such Employee, and, in particular, to the full extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which such Employee may expect to receive, contingently or otherwise, under this Plan.

Section 6.06. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving an Employee, or any person whomsoever, the right to be retained in the service of any Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 6.07. Severability of Provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
Section 6.08. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 6.09. Unfunded Plan. All payments of monetary benefits provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment of vested amounts. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments of vested amounts made to an Employee or other person from any such trust shall relieve the Employer from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Employer and any other person. No Employee shall have any right to, or interest in, any particular assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.
Section 6.10. Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Compensation Committee, and all other parties with respect thereto.
Section 6.11. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.
Section 6.12. Binding Effect. Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Employee and any beneficiary or other successor in interest of the Employee.

Section 6.13. Code § 409A. The Plan is intended to be exempt from the application of Code § 409A. To the extent this Plan is determined to be subject to Code § 409A and a provision of the Plan is contrary to or fails to address the requirements of Code § 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code § 409A, any payment made on account of the Termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the date of the Employee’s Termination to the extent necessary to comply with the requirements of Code § 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Termination.

SCHEDULE A

	Hay Pay Grade Level 31	Hay Pay Grade Levels 23 to 30	Hay Pay Grade Level 22
Continuation of Base Salary	18 months	12 months	6 months
Outplacement Services	12 months	12 months	6 months

Notwithstanding any provision of the Plan to the contrary, the Company may, in its sole and absolute discretion, on a case-by-case basis, which does not have to be applied uniformly, pay additional benefits to an Employee in excess of the Severance Benefit provided in this Schedule A; provided, however, any such increase in the benefit provided under this Plan to an Employee covered by Section 16 of the Securities Exchange Act of 1934 shall be approved by the Compensation Committee or its authorized designee.